Exhibit 5.1

RICHARDSON & PATEL LLP

February 5, 2015

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

Gentlemen:

We have acted as counsel to ClearSign Combustion Corporation, a Washington corporation (the “Company”), in connection with the proposed issuance of up to 2,990,000 shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), including up to 390,000 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares (collectively, the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2013 and declared effective on May 30, 2013 (Registration No. 333-188381) (the “Registration Statement”), and are being offered pursuant to a base prospectus (the “Base Prospectus”) and a prospectus supplement dated February 5, 2015 filed with the Commission pursuant to Rule 424(b) (together with the Base Prospectus, the “Prospectus”) under the Act. The Shares are being sold pursuant to an underwriting agreement dated February 4, 2015 between MDB Capital Group, LLC, the underwriter, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. This opinion is limited to the Washington Business Corporation Act, and we express no opinions with respect to the laws of any other jurisdiction. We express no opinion herein concerning any state securities or blue sky laws.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is rendered to you in connection with the offering. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus Supplement and the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Richardson & Patel, LLP

/s/ Richardson & Patel, LLP